  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 2000
                                                     REGISTRATION NO. 333-93545

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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                                ---------------

                             AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                               NETPLIANCE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
     DELAWARE                     7370                  77-0463167
_______________________    ___________________    _______________________
  (STATE OR OTHER           (PRIMARY STANDARD        (I.R.S. EMPLOYER
  JURISDICTION OF              INDUSTRIAL         IDENTIFICATION NUMBER)
 INCORPORATION OR            CLASSIFICATION
   ORGANIZATION)              CODE NUMBER)
                     7600A NORTH CAPITAL OF TEXAS HIGHWAY
                              AUSTIN, TEXAS 78731
                                (512) 493-8300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                JAMES E. CAHILL
                      VICE PRESIDENT AND GENERAL COUNSEL
                               NETPLIANCE, INC.
                     7600A NORTH CAPITAL OF TEXAS HIGHWAY
                              AUSTIN, TEXAS 78731
                                (512) 493-8300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                  Copies to:
     ROSS CLAYTON MULFORD                      PAUL R. TOBIAS
       J. WILLIAM WILSON                  WILSON SONSINI GOODRICH &
     HUGHES & LUCE, L.L.P.                         ROSATI
111 CONGRESS AVENUE, SUITE 900          8911 CAPITAL OF TEXAS HIGHWAY
      AUSTIN, TEXAS 78701                    AUSTIN, TEXAS 78759
        (512) 482-6800                         (512) 338-5400
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

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


                             EXPLANATORY NOTE

   The purpose of this Amendment No. 5 to the Registration Statement is solely to amend Exhibits 10.1 and 10.2 to the Registration Statement, as set forth below in Item 16(a) of Part II.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered.

      Securities and Exchange Commission Registration Fee............ $   26,400
      National Association of Securities Dealers, Inc. Filing Fee....     12,575
      Printing and Mailing Expenses..................................    240,000
      Accounting Fees and Expenses...................................    225,000
      Legal Fees and Expenses........................................    450,000
      Blue Sky Fees and Expenses.....................................      5,000
      Registrar and Transfer Agent Fees..............................     10,000
      Miscellaneous Expenses.........................................     31,025
                                                                      ----------
      Total.......................................................... $1,000,000
                                                                      ==========

---------------------
* To follow.

   All of the above fees and expenses, except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee, represent estimates only.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person, including any officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

   The Certificate of Incorporation of the Registrant provides that no director of the Registrant will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. Pursuant to Section 102(b)(7) of the DGCL the Certificate of Incorporation of the Registrant eliminates such liability, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

   The Registrant has a directors' and officers' liability insurance policy. The Bylaws of the Registrant provide for indemnification of the officers and directors of the Company to the fullest extent permitted by the applicable law. In addition, the Company will enter into an indemnification agreement with each of its directors, pursuant to which they will be entitled to advances for the costs of defending actions against them in addition to that provided by the indemnification provisions in the Certificate of Incorporation or the Company's officers' and directors' insurance policy.

   The form of Underwriting Agreement attached hereto as Exhibit 1.1, which provides for, among other things, the Registrant's sale to the Underwriters of the securities being registered herein, will obligate the Underwriters to indemnify the Registrant and Registrant's officers and directors against certain liabilities under the Securities Act of 1933.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   Since our formation, we have issued and sold the following securities (as adjusted for a three-for-one stock split effective immediately prior to the effectiveness of this Registration Statement).

   (a) In January 1999, we issued 3,000 shares of common stock at $0.17 per share in order to initially capitalize the Registrant as required by state law.

   (b) Also in January 1999, we issued 14,400,000 shares of common stock at $0.02 per share, for an aggregate purchase price of $240,000, to our founders. 3,981,060 of these shares were subsequently redeemed and reissued to investors in April 1999 as described in (d) below.

   (c) Also in January 1999, we issued an aggregate of 350,000 shares of Series A preferred stock at $5.71 per share for an aggregate purchase price of $2,000,000 to one of our founders.

   (d) From February 1999 through April 1999, we issued an aggregate of 4,431,066 shares of Common Stock at $0.19 per share for an aggregate purchase price of $841,902 to 21 investors.

   (e) In May and July 1999, we issued an aggregate of 185,714 shares of Series A preferred stock at $42.00 per share for an aggregate purchase price of $7,800,000 to one of our founders.

   (f) In July 1999, we issued 120,000 shares of common stock at $1.19 per share for an aggregate purchase price of $142,800 to one investor in connection with his employment with us.

   (g) In July and August 1999, we issued an aggregate of 3,526,065 shares of common stock at $1.40 per share for an aggregate purchase price of $4,936,491 to 24 investors.

   (h) In September 1999, we issued 122,933 shares of Series A preferred stock at $60.00 per share for an aggregate purchase price of $7,375,980 to 30 investors.

   (i) In October 1999, we issued 116,666 shares of Series B preferred stock at $60.00 per share for an aggregate purchase price of $7,000,000 to one investor and entered into an agreement to put, prior to December 31, 1999, 66,668 shares of Series C preferred stock at $90.00 per share to that investor and one of our founders. We also issued 90,000 shares of common stock to the director nominated by the Series B preferred stock purchaser at a purchase price of $1.70 per share in October 1999.

   (j) In November 1999, we issued 300,000 shares of common stock at $1.70 for an aggregate purchase price of $510,000 to one investor in connection with his employment with us.

   (k) In December 1999, we issued an aggregate of 66,668 shares of Series C preferred stock to the investor in Series B preferred stock and one of our founders pursuant to the October agreement, at $90.00 per share, for an aggregate purchase price of $6,000,000.

   (l) On December 22, 1999, we entered into irrevocable commitments to sell an aggregate of 1,430,000 shares of Series D preferred stock for an aggregate purchase price of $28,600,000 to eight investors and granted a warrant to purchase 600,000 shares of our common stock to one of those investors. In January 2000, we issued the 1,430,000 shares of Series D preferred stock.

   (m) On February 7, 2000, we issued 1,127,675 shares of our Series E preferred stock for an aggregate purchase price of $33,830,250 to four investors. The issuance of 933,334 shares of Series E preferred stock was exempt from the registration requirements of the Securities Act by virtue of Regulation S promulgated thereunder.

   From our inception to February 24, 2000, we granted options to purchase an aggregate of 8,303,445 shares of common stock to our directors, executive officers, employees and consultants pursuant to our stock option plan. To date we have issued 57,375 shares of our common stock upon exercise of outstanding options.

   None of the foregoing transactions involved any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about Netpliance, Inc.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits

   1.1    **  Form of Underwriting Agreement among Netpliance and the
              Underwriters.

   3.1    **  Certificate of Incorporation of Netpliance.

   3.2    **  Bylaws of Netpliance.

   4.1    **  Specimen Certificate for Common Stock.

   4.2    **  Amended and Restated Rights Agreement among Netpliance and
              Watershed Capital L.L.P. and John F. McHale dated as of December
              3, 1999.

   4.3    **  Amended and Restated Series D and Series E Rights Agreement among
              Netpliance and the purchasers of Series D and Series E preferred stock dated February 7, 2000.

   5        * Opinion of Hughes & Luce, L.L.P. as to the validity of the shares of Common Stock of Netpliance being registered.

  10.1  +     Internetworking Agreement by and between GTE Internetworking
              Incorporated and Netpliance dated as of May 30, 1999, as amended.

  10.2  +     OEM Purchase Agreement by and between Netpliance and Quanta
              Computer dated as of August 15, 1999.

  10.3    **  Sublease Agreement by and between Netpliance and Powershift
              Venures, L.L.C. dated June 15, 1999.

  10.4    **  Office Lease by and between Netpliance and SV Bull Creek Limited
              Partnership dated February 16, 2000.

  10.5    **  Netpliance's Amended and Restated 1999 Stock Option and
              Restricted Stock Plan.

  10.6    **  Netpliance's Employee Stock Purchase Plan.

  10.7    **  Employment Agreement by and between Netpliance and Kent A. Savage dated February 1, 1999.

  10.8    **  Employment Agreement by and between Netpliance and Kenneth A.
              Kalinoski dated February 1, 1999.

  10.9    **  Form of Indemnity Agreement between Netpliance and its Directors and Officers.

  10.10   **  Voting Agreement among Netpliance, U S WEST Internet Ventures,
              Inc., John F. McHale and Kent A. Savage dated December 22, 1999.

  21          There are no principal subsidiaries of Netpliance, Inc.

  23.1    **  Consent of KPMG LLP.

  23.2      * Consent of Hughes & Luce, L.L.P.
  23.3    **  Consent of International Data Corporation.
  24.1    **  Power of Attorney (included in this Registration Statement).

  24.2    **  Power of Attorney of Joseph R. Zell.

  27.1    **  Financial Data Schedule.

---------------------
 * To be filed by amendment.
** Previously filed
 + Confidential treatment requested as to certain portions of this Exhibit.
(b) Financial Statements filed as part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

ITEM 17. UNDERTAKINGS

   (a) The Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned Registrant hereby undertakes that:

     (1) for the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on March 7, 2000.

                                          NETPLIANCE, INC.



                                                    /s/ Kent A. Savage
                                          By: _________________________________
                                                     Kent A. Savage
                                              President and Chief Executive
                                                         Officer

                                                 /s/ Barbara A. Kaczynski
                                          By: _________________________________
                                                  Barbara A. Kaczynski
                                                 Chief Financial Officer

                               POWER OF ATTORNEY

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

                 *                   Chairman of the Board           March 7, 2000
____________________________________
           John F. McHale

         /s/ Kent A. Savage          President and Chief             March 7, 2000
____________________________________ Executive Officer and
           Kent A. Savage            Director (Principal
                                     Executive Officer)

      /s/ Barbara A. Kaczynski       Chief Financial Officer         March 7, 2000
____________________________________ (Principal Financial
        Barbara A. Kaczynski         Officer)

        /s/ M. David Hampton         Treasurer and Controller        March 7, 2000
____________________________________ (Principal Accounting
          M. David Hampton           Officer)

                 *                   Director and Secretary          March 7, 2000
____________________________________
            Paul S. Zito

                 *                   Director                        March 7, 2000
____________________________________
         Michael R. Corboy

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

                 *                   Director                        March 7, 2000
____________________________________
          David S. Lundeen

                 *                   Director                        March 7, 2000
____________________________________
          James M. Mansour

                 *                   Director                        March 7, 2000
____________________________________
       Steven G. Papermaster

                 *                   Director                        March 7, 2000
____________________________________
           Kevin Denuccio

                 *                   Director                        March 7, 2000
____________________________________
           Joseph R. Zell

                 *                   Director                        March 7, 2000
____________________________________
           Grant A. Dove

      /s/ Kent A. Savage
* By __________________________
        Kent A. Savage
       Attorney-in-Fact
 Pursuant to Power of Attorney

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER
  1.1  ** Form of Underwriting Agreement among Netpliance and the Underwriters.

  3.1  ** Certificate of Incorporation of the Company.

  3.2  ** Bylaws of the Company.

  4.1  ** Specimen Certificate for Common Stock.

  4.2  ** Amended and Restated Rights Agreement among Netpliance and Watershed
          Capital L.L.P. and John F. McHale dated as of December 3, 1999.
          (Previously filed as exhibit 10.6)

  4.3  ** Amended and Restated Series D and Series E Rights Agreement among
          Netpliance and the purchasers of Series D and Series E preferred stock dated February 7, 2000.

   5    * Opinion of Hughes & Luce, L.L.P. as to the validity of the shares of
          Common Stock of the Company being registered.

 10.1  +  Internetworking Agreement by and between GTE Internetworking
          Incorporated and Netpliance dated as of May 30, 1999.

 10.2 + OEM Purchase Agreement by and between Netpliance and Quanta Computer dated as of August 15, 1999.

 10.3  ** Sublease Agreement by and between Netpliance and Powershift Ventures,
          L.L.C. dated June 15, 1999.

 10.4  ** Office Lease by and between Netpliance and SV Bull Creek Limited
          Partnership dated February 16, 2000.

 10.5  ** Netpliance's Amended and Restated 1999 Stock Option and Restricted
          Stock Plan.

 10.6  ** Netpliance's Employee Stock Purchase Plan.

 10.7 ** Employment Agreement by and between Netpliance and Kent A. Savage dated February 1, 1999.

 10.8  ** Employment Agreement by and between Netpliance and Kenneth A.
          Kalinoski dated February 1, 1999.

 10.9  ** Form of Indemnity Agreement between Netpliance and its Directors and
          Officers.

 10.10 ** Voting Agreement among Netpliance, U S WEST Internet Ventures, Inc.,
          John F. McHale and Kent A. Savage dated December 22, 1999.

 21       There are no principal subsidiaries of Netpliance, Inc.

 23.1  ** Consent of KPMG LLP.

 23.2 * Consent of Hughes & Luce, L.L.P. (included in the opinion filed herewith as Exhibit 5).
 23.3  ** Consent of International Data Corporation.

 24.1  ** Power of Attorney (included in this Registration Statement).

 24.2  ** Power of Attorney of Joseph R. Zell.

 27.1  ** Financial Data Schedule.

---------------------
 * To be filed by amendment.
** Previously filed.
 + Confidential treatment requested as to certain portions of this Exhibit.